Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-187664 and 333-179471) of Williams Partners L.P. and in the related prospectuses and in the Registration Statement on Form S-8 (No. 333-128881) pertaining to the Williams Partners GP LLC Long-Term Incentive Plan of our report dated May 19, 2014, with respect to the consolidated financial statements of Williams Partners L.P., included in this Current Report on Form 8‑K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 19, 2014